Consent of Independent Auditors
The Board of Directors
Kansas City Life Insurance Company:
We consent to the use of our report dated March 10, 2016 with respect to the consolidated balance sheet of Kansas City Life Insurance Company (the Company) and subsidiaries as of December 31, 2015, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2015; and to the use of our report dated April 22, 2016 with respect to the statement of net assets of Kansas City Life Variable Life Separate Account, including individual subaccounts as listed in note 1 to the financial statements, as of December 31, 2015, and the related statements of operations for the year or period then ended; the statements of changes in net assets for each year or period then ended; and financial highlights for each of the years or periods in the four-year period then ended, which reports appear in the Statement of Additional Information accompanying the Prospectus of Century II Alliance Variable Universal Life, incorporated by reference in the Post-Effective Amendment No. 18 of the Registration Statement under the Securities Exchange Act of 1933 (File No. 333‑49000) on Form N-6 and to the reference to our firm under the heading "Experts," also in the Statement of Additional Information.
/s/ KPMG LLP
Kansas City, Missouri
April 25, 2017